EXHIBIT 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WISE SOLUTIONS, INC.

SAGE ACQUISITION CORPORATION

ALTIRIS, INC.

JOHN J. MCMILLAN,

BRIEN J. WITKOWSKI,

AND WITH RESPECT TO ARTICLES VII AND VIII ONLY,

JOHN J. MCMILLAN

AS SHAREHOLDER REPRESENTATIVE

Dated as of December 1, 2003

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2.25	Insurance	38
2.26	Compliance with Laws	39
2.27	Foreign Corrupt Practices Act	39
2.28	Warranties; Indemnities	39
2.29	Spreadsheet	39
2.30	Complete Copies of Materials	39
2.31	Representations Complete	39
2.32	Optionholder Notice	39
2.33	No Other Representations	39

ARTICLE III REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE SHAREHOLDERS		40
3.1	Ownership of Company Capital Stock	40
3.2	Authority	40
3.3	No Conflict	41
3.4	Brokers’ and Finders’ Fees	41
3.5	Investment Representation	41

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		42
4.1	Organization, Standing and Power	42
4.2	Authority	42
4.3	Conflicts	43
4.4	Consents	43
4.5	Parent Common Stock	43
4.6	Capital Resources	43
4.7	SEC Documents; Parent Financial Statements	43
4.8	Litigation	44

ARTICLE V ADDITIONAL AGREEMENTS		44
5.1	Public Disclosure	44
5.2	Shareholder Approval	45
5.3	[Intentionally omitted.]	45
5.4	New Employment Benefits	45
5.5	Closing Date Balance Sheet	45
5.6	Statement of Expenses	45
5.7	Spreadsheet	45
5.8	Preservation of Books and Records; Post-Closing Access	46
5.9	Additional Documents and Further Assurances	47

ARTICLE VI CLOSING DELIVERIES OF THE PARTIES		47
6.1	Closing Deliveries of the Company and the Shareholders	47
6.2	Closing Deliveries of Parent	49

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ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW		50
7.1	Survival of Representations and Warranties	50
7.2	Indemnification	50
7.3	Third Party Claims	51
7.4	Escrow Fund; Maximum Payments; Remedy	52
7.5	Basket and Deductible Amount; Satisfaction of Claims	53
7.6	Insurance; Mitigation	54
7.7	Shareholder Representative	55
7.8	Matters Related to the Special Circumstances	55

ARTICLE VIII GENERAL PROVISIONS		56
8.1	Definitions	56
8.2	Notices	64
8.3	Interpretation	65
8.4	Counterparts	66
8.5	Entire Agreement; Assignment; Amendment	66
8.6	No Third Party Beneficiaries	66
8.7	Severability	66
8.8	Other Remedies	66
8.9	Governing Law	67
8.10	Rules of Construction	67
8.11	Waiver of Jury Trial	67

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Shareholder Written Consent
Exhibit B	Form of Certificate of Merger
Exhibit C	Forms of Employment Agreement
Exhibit D	Form of Separation Agreement
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Form of Shareholder Non-Competition Agreement
Exhibit G	Form of Legal Opinion of Counsel to Company
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Intellectual Property Assignment Agreement
Exhibit J	Form of Legal Opinion of Counsel to Parent
Exhibit K	Forms of Proprietary Information Agreement

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Schedules

Schedule 1.6(b)	Cash Amounts Payable to Optionholders
Schedule 2.16(ee)	Certificates of Originality
Schedule 5.7	Spreadsheet
Schedule 6.1(c)-1	Individuals to be Party to the Employment Agreements
Schedule 6.1(c)-2	Individual to be Party to the Separation Agreement
Schedule 8.1(t)	Company Common Shareholders
Schedule 8.1(ff)	Continuing Employees
Schedule 8.1(uuu)	Key Employees
Schedule 8.1(jjjj)	Company Optionholders
Schedule 8.1(kkkkk)	Definition of Special Circumstances

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CONFIDENTIAL

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 1, 2003 by and among Altiris, Inc., a Delaware corporation (“Parent”), Sage Acquisition Corporation, a Michigan corporation and a wholly owned subsidiary of Parent (“Sub”), Wise Solutions, Inc., a Michigan corporation (the “Company”), John J. McMillan, and Brien J. Witkowski (each, a “Shareholder” and, collectively, the “Shareholders”), and with respect to ARTICLE VII and ARTICLE VIII hereof only, John J. McMillan as shareholder representative (the “Shareholder Representative”).

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of its corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

D. The Company and the Shareholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Company shall have obtained the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.2 hereof, pursuant to an Action by Unanimous Written Consent, in the form attached hereto as Exhibit A (the “Shareholder Written Consent”), signed by all of the shareholders of the Company, pursuant to and in strict accordance with the applicable provisions of Michigan Law (as defined in Section 1.1 hereof) and the Charter Documents (as defined in Section 2.1 hereof).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

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ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Michigan Business Corporation Act (“Michigan Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. The closing of the Merger (the “Closing”) will take place simultaneously with the execution and delivery hereof by the parties hereto, at the offices of Dykema Gossett, 400 Renaissance Center, Detroit, Michigan, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit B, with the Michigan Department of Consumer & Industry Services (the “Certificate of Merger”), in accordance with the applicable provisions of Michigan Law (the time of such filing with the Michigan Department of Consumer & Industry Services shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Michigan Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Wise Solutions, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Michigan Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws. Article IV

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of the bylaws of the Surviving Corporation shall not be amended for a period of six (6) years from the Effective Time.

1.5 Directors and Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director or officer of the Surviving Corporation, as the case may be, in accordance with the provisions of Michigan Law and the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, as applicable.

1.6 Effect of the Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7 hereof, that portion of the Total Consideration, if any, as set forth below:

(i) each outstanding share of Company Common Stock will be converted automatically into the right to receive (A) such amount of cash (without interest) equal to the Per Share Cash Consideration and (B) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration;

(ii) for purposes of calculating the amount of cash to be paid to each Shareholder pursuant to this Section 1.6(a), all shares of Company Capital Stock held by each Shareholder shall be aggregated on a certificate-by-certificate basis. The amount of cash to be paid to each Shareholder for each share certificate held shall be rounded down to the nearest whole cent; and

(iii) for purposes of calculating the number of shares of Parent Common Stock to be issued to each Shareholder pursuant to this Section 1.6(a), all fractional shares of Parent Common Stock that a Shareholder would otherwise be entitled to receive shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Trading Price by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

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(b) Cash-Out of Company Options.

(i) The Company shall provide, in accordance with the terms of its 1998 Employee Incentive Stock Option Plan and underlying stock option agreements, that each Company Option shall accelerate and become fully vested and terminate immediately prior to and contingent on the Effective Time in exchange for the right to receive (net of applicable withholding taxes) an amount in cash as set forth in Schedule 1.6(b) attached hereto, which shall be paid to the Optionholders promptly after the Optionholder Notice (as defined below) has been delivered to the Optionholders.

(ii) In furtherance of the foregoing, the Company shall have taken such actions prior to or as of the Effective Time as are reasonable and appropriate to effect the provisions of this Section 1.6(b), including, without limitation, providing a notice to Optionholders describing the treatment of Company Options under the Plan in connection with the Merger (the “Optionholder Notice”), which shall be sent within two (2) business days after the Effective Time. The form and substance of communications to Optionholders, including the Optionholder Notice, shall be subject to advance review and approval of Parent, which approval will not be unreasonably withheld.

(c) Withholding Taxes. The Company, and on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of Company Options such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Shareholder Loans. In the event that any Shareholder has outstanding loans from the Company as of the Effective Time, the cash consideration payable to such Shareholder pursuant to this Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Shareholder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(d).

(e) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Surrender of Certificates.

(a) Exchange Agent. The Secretary of Parent, or an institution selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

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(b) Parent to Provide Total Consideration. At the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I the Total Consideration payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the Shareholders, Parent shall deposit into the Escrow Fund (as defined in Section 7.4(a) hereof) an amount of cash and Parent Common Stock equal to the Escrow Amount out of the aggregate amount of cash and Parent Common Stock otherwise payable to the Shareholders pursuant to Section 1.6 hereof. Each Shareholder shall be deemed to have contributed his or her Pro Rata Portion of the Escrow Amount (including the Supplemental Escrow Amount) to the Escrow Fund, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up) in the case of portions of the Escrow Fund comprising of cash and rounded down to the nearest whole share for portions of the Escrow Fund comprising of Parent Common Stock. If the sum of the Pro Rata Portions (each rounded to the nearest cent) for all Shareholders does not equal the Escrow Amount, then the appropriate amount will be added to or subtracted from the Pro Rata Portion of one or more Shareholder(s) such that the sum of the rounded Pro Rata Portions does equal the Escrow Amount.

(c) Exchange Procedures. At the Closing, the Shareholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed exchange documents in exchange for that portion of the Total Consideration (less the amounts of cash and Parent Common Stock to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 7.4(a) hereof and ARTICLE VII hereof) to which such holder is entitled pursuant to Section 1.6 hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Total Consideration and cash in lieu of fractional shares in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If any portion of the Total Consideration is to be disbursed pursuant to Section 1.6 hereof to any Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

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(e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Company Capital Stock. The portion of the Total Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Certificates for Parent Common Stock. Each certificate for Parent Common Stock issued as part of the Total Stock Consideration shall bear the following legend:

“THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED

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UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (2) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE, REASONABLY SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE SHAREHOLDERS

The Company and, severally and not jointly, each of the Shareholders hereby represent and warrant to Parent and Sub on the date hereof, as follows:

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has all requisite corporate power, material governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted, except where the failure to have such license, authorization, permit, consent or approval would, individually or in the aggregate, result in Losses of less than $25,000. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to have such qualification would, individually or in the aggregate, result in Losses of less than $25,000. The Company has delivered a true and correct copy of its articles of incorporation, as amended to date (the “Articles of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1(1) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name, except for the Company’s prior name “Great Lakes Business Solutions, Inc.” Section 2.1(2) of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company has employees or facilities.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 4,830,000 shares of Common Stock, of which 3,137,000 shares are issued and outstanding. The Company Capital Stock is held by the Shareholders, with domicile addresses and in the amounts set forth in Section 2.2(a) of

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the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. No shares of the Company Capital Stock are subject to any Lien suffered or permitted by the Company. Other than as contemplated herein, the Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense which has not been paid or satisfied prior to the date hereof relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Shareholder has exercised any right of redemption, if any, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no shares of Company Unvested Capital Stock. All Shareholders who received Company Capital Stock subject to repurchase or divestiture subject to Section 83(b) of the Code made a timely election with the Internal Revenue Service under Section 83(b) of the Code and any analogous provisions of applicable state tax laws with respect to such unvested Company Capital Stock.

(b) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for the issuance of equity (including as compensation) to any Person. The Company has reserved 630,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 485,671 shares were fully vested and issuable, immediately prior to the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan. Section 2.2(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the type of entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code.

(c) Except for the Company Options (which shall terminate pursuant to Section 1.6(b)) and except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights (including any stock appreciation, phantom stock, profit participation or other similar rights), convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding debt securities of the

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Company. There are no securities or instruments containing anti-dilution or similar provisions by which the Company is or may become bound. Except as contemplated hereby or as set forth in Section 2.2(c) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or voting by a director of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

(d) The allocation of the Total Consideration set forth in Section 1.6 hereof is consistent with the Articles of Incorporation.

2.3 Anti-takeover Statutes. No anti-takeover or similar statute or regulation under Michigan Law applies to any of the transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover laws or regulations enacted under Michigan Law apply to this Agreement or any of the transactions contemplated hereby.

2.4 Subsidiaries. Except as disclosed in Section 2.4 of the Disclosure Schedule, the Company does not have and has never had any Subsidiaries or affiliated companies and does not otherwise own or control and has never otherwise owned or controlled any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.5 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company’s board of directors has (i) unanimously determined that this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, are fair to and in the best interests of the Shareholders, (ii) unanimously approved and adopted this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Related Agreements and the approval of the Merger by the Shareholders. By valid action by Shareholder Written Consent, in accordance with the Michigan Law, the Shareholders, after full and fair disclosure, unanimously approved and adopted this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, such consent constituting all required approvals of Shareholders of any class or series thereof. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the

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Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.6 No Conflict. Except for the necessary consents, waivers or approvals of third parties set forth in Section 2.6 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation or imposition of any Lien under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Contract, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. Section 2.6 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company, under such Contracts from and after the Effective Time. Except as set forth in Section 2.6 of the Disclosure Schedule, following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which the Company would otherwise be required to satisfy, perform or pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. Except with respect to this Agreement, the Company is not in violation of any term of or in default under (A) the Charter Documents or (B) any Contract, except with respect to any such Contract, where such violation or default would, individually or in the aggregate, result in Losses of less than $50,000.

2.7 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company or the Shareholders in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or a Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made would, individually or in the aggregate, result in Losses of less than $25,000, and (iii) the filing of the Certificate of Merger with the Michigan Department of Consumer & Industry Services.

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2.8 Company Financial Statements. Section 2.8 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2002, and the related consolidated statements of income, cash flow and stockholders’ equity for the 12-month period then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of September 30, 2003 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and stockholders’ equity for the 9 months then ended (the “Interim Financials”), which Interim Financials have been reviewed by Plante & Moran, the Company’s independent auditors, under Statement of Accounting Standards Number 71. The Year-End Financials and the Interim Financials (collectively, the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

2.9 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.10 No Undisclosed Liabilities. Except as set forth in Section 2.10 of the Disclosure Schedule, (i) the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and (ii) there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such liability, which, individually or in the aggregate, in the case of clause (i) or (ii) of this Section 2.10 (x) has not been reflected in the Current Balance Sheet (if required by GAAP to be so reflected), or (y) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof.

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2.11 No Changes. Except as expressly contemplated by this Agreement, or other than as set forth in Section 2.11 of the Disclosure Schedule, since the Balance Sheet Date, there has not been, occurred or arisen any:

(a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendment or change to the Charter Documents;

(c) amendment of any term of any outstanding security of the Company;

(d) expenditure, transaction or commitment by the Company exceeding $25,000 individually or $150,000 in the aggregate with respect to any single Person;

(e) payment, discharge, waiver or satisfaction, in any amount in excess of $5,000 in any one case of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges, waivers or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(f) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(g) material employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(i) change in any material election in respect of Taxes (as defined in Section 2.13(a) hereof), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(k) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other

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acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(l) increase in or other change to the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(m) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound, other than in the ordinary course of business;

(n) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, other than non-exclusive licenses of the Company Products by the Company in the ordinary course of business;

(o) loan by the Company to any Person, purchase by the Company of any debt securities of any Person, or capital contributions to investment in any Person;

(p) creation or other incurrence by the Company of any Lien on any of its asset, except for Liens for Taxes not yet due and payable;

(q) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices and not in excess of $10,000 in the aggregate;

(r) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, other than in the ordinary course of business;

(s) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

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(t) notice of any claim or potential claim of ownership, interest or right by any person other than the Company in or to the Company Intellectual Property (as defined below) or of infringement by the Company of any other Person’s Intellectual Property (as defined below);

(u) issuance, grant, delivery or sale, or contract or agreement to issue, grant, deliver or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(v) (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to Company Intellectual Property with any Person, except pursuant to the Company’s End User Agreements substantially on standard terms and conditions, or (ii) purchase or license of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any Person, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) material change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, except in the case of clause (i) or (ii), pursuant to the Company’s End User Agreement, substantially on standard terms and conditions;

(w) agreement or modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

(x) event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(y) any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement (as defined in Section 2.15(b));

(z) acquisition or agreement to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(aa) grant of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;

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(bb) cancellation, amendment or renewal of any insurance policy;

(cc) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.15(a)) by the Company; or

(dd) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (cc) of this Section 2.11 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreement).

2.12 Accounts Receivable.

(a) Section 2.12(a) of the Disclosure Schedule lists all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) Subject to any reserves set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied), all of the accounts receivable of the Company are (i) valid and genuine and have arisen solely out of bona fide sales, licenses, performances of services and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than Affiliates, (ii) are not subject to any Lien, and (iii) to the Company’s Knowledge, are not subject to valid defenses, set-offs or counter-claims. To the Company’s Knowledge, no request or agreement for a deduction or discount has been made with respect to any accounts receivable of the Company.

2.13 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.13(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.13(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

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(b) Tax Returns and Audits.

(i) Except as set forth in Section 2.13(b)(i) in the Disclosure Schedule, the Company has (a) prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed on or before the Closing Date (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations occurring before the Closing Date and such Returns are true and correct and have been or will be completed in accordance with applicable law and (b) timely paid in full all Taxes it is required to pay.

(ii) The Company has withheld or paid to the appropriate authorities or depositories, with respect to its Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid. The Company has complied in all respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provision under any other laws.

(iii) The Company is not now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company. The Company has not executed any waiver of any statute of limitations that has not expired on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) The Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has provided to Parent or its legal counsel copies of all Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Neither the Company nor any Shareholder has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

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(ix) The Company has never filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(2) of the Code) owned by the Company.

(x) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (b) never been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any Person (other than Company), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership, limited liability company or other arrangement that could be treated as a partnership for Tax purposes.

(xi) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s tax books and records.

(xii) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiii) Except as set forth in Section 2.13(b)(xiii) in the Disclosure Schedule, no adjustment relating to any Return that has been filed by the Company and for which the period for the making of such adjustment has not expired by the application of a statute of limitation, has been proposed formally or, to the Knowledge of the Company or any Shareholder, informally by any tax authority to the Company or any representative thereof.

(xiv) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xv) The Company has never engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xvi) The Company has never received written notice of a claim made by a Tax authority in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(xvii) The Company has never granted a power of attorney (or similar authority) as to any matters regarding Taxes that will have effect as of the Effective Time.

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(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

2.14 Restrictions on Business Activities. Except as set forth in Section 2.14 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or which is otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has never entered into any agreement under which the Company is restricted from selling, licensing, or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.15 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.15(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and, with respect to the Company, there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default), and, to the Knowledge of the Company, no other party to any such leases is in default under any such leases. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the Company’s continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased

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Real Property. The Company owes no brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business as presently conducted. To the Company’s Knowledge, neither the operation of the Company on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets (tangible or intangible), real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) the Company’s End User Agreements, substantially on standard terms and conditions.

(e) Section 2.15(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) Except for customer lists lawfully and properly purchased or rented in the ordinary course of business and except as set forth on Section 2.15(f) of the Disclosure Schedule, the Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). The Company has not granted any rights with respect to use of the Customer Information.

2.16 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including Company Registered Intellectual Property Rights. All Intellectual Property that is exclusively licensed to the Company is set forth in Section 2.16(a) of the Disclosure Schedule.

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“Company Source Code” shall mean, collectively, any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Intellectual Property or any Company Product.

“End User Agreement” shall mean customer agreements (including the Company’s standard end user license agreement that is presented to an end user during installation of the Company’s Products) entered into in the ordinary course of business that provide users the non-exclusive right to use a Company Product (in the case of Company Products that include software, such agreement providing only an object code license to such software) or non-exclusive right to receive services of the Company, but provides no rights to distribute Company Products or make any modifications thereto.

“Intellectual Property” shall mean Technology and Intellectual Property Rights.

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (ii) all trade secrets and similar rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including but not limited to moral rights.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) patents and utility models, including, without limitation, originals, divisions, re-examinations, renewals, extensions, reissues, provisionals, continuations and continuations-in-part, and applications therefor; (ii) registered trademarks, service marks and trade names, and applications for registration thereof; (iii) copyright registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; (v) registered World Wide Web addresses, uniform resource locators and domain names, and applications for registration thereof; and (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority at any time.

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“Shrinkwrap Agreements” shall mean inbound publicly available commercial binary code non-exclusive end-user licenses that provide the rights to use Intellectual Property for total consideration, with respect to each such agreement, of less than U.S. $1,000 (including support and maintenance fees). “Shrinkwrap Agreements” exclude those agreements relating to Open Source Materials.

“Technology” shall mean any or all of the following and all instantiations thereof in any form and embodied in any media: (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and similar data; (ii) inventions (whether or not patentable), and improvements; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and development tools. “Technology” excludes any Intellectual Property Rights in any of the foregoing.

(b) Section 2.16(b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company that have been sold, distributed or otherwise disposed of by the Company since January 1, 1998 or which the Company intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development (collectively, the “Company Products”).

(c) Section 2.16(c) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property Rights or Company Intellectual Property.

(d) Each Company Registered Intellectual Property Right is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States but not in any foreign jurisdiction, for the purposes of perfecting, prosecuting and maintaining such Company Registered Intellectual Property Rights. Except as set forth in Section 2.16(d) of the Disclosure Schedule, there are no actions that must be taken by the Company within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. The Company has claimed “small business status,” or other special status in the application for or registration of all Company Registered Intellectual Property Rights.

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(e) In each case in which the Company has acquired, other than through a license, any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property (including all associated Intellectual Property Rights and the right to seek past and future damages with respect thereto) to the Company. The Company has recorded each such assignment of Registered Intellectual Property Right assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded; provided, however, that the Company has not recorded in any jurisdiction any assignment of Intellectual Property by any employee of the Company pursuant to the Company’s Employee Technology Agreement.

(f) Except as set forth in Section 2.16(f) of the Disclosure Schedule, the Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(g) Except as set forth in Section 2.16(g) of the Disclosure Schedule, all Company Intellectual Property that is owned by the Company will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party and is owned exclusively by the Company. All Company Intellectual Property that is exclusively licensed to the Company will be fully licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.

(h) Each item of Company Intellectual Property is free and clear of any Liens, except for the Company’s End User Agreements or except as set forth in Section 2.16(h) of the Disclosure Schedule. The Company has provided to Parent a true and complete copy of the forms of all End User Agreements entered into by the Company in the past three (3) years.

(i) The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all material Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, distribution or provision of any the Company Products by the Company, (ii) the Company owns exclusively all copyrighted works that are included or incorporated into Company Products or which the Company otherwise purports to own, and (iii) to the extent that any Patents would be infringed by any Company Products, the Company is the exclusive owner or licensee of such Patents.

(j) Except as set forth in Section 2.16(j) of the Disclosure Schedule, the Company has not (i) transferred ownership of, or entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is Company Intellectual Property, to any other Person,

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(ii) permitted the Company’s rights in such Company Intellectual Property to lapse or enter the public domain, (iii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any Intellectual Property Right of the Company, or (iv) entered into any Agreement under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Company Intellectual Property.

(k) All Company Intellectual Property owned by the Company was written and created solely by either (i) employees of the Company or (ii) by third parties, and in each case such employee or third party has validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of Company Intellectual Property owned by the Company. The Company has provided to Parent true and correct copy of the forms for such assignments.

(l) Except as set forth in Section 2.16(l) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by a third party for the Company and is incorporated into any Company Products, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, all Intellectual Property Rights in such Intellectual Property; or (ii) has obtained a perpetual, royalty-free, fully paid-up, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Intellectual Property.

(m) The Company Intellectual Property, and the rights described in Section 2.16(l)(ii) above, constitute all the Intellectual Property which is used in or necessary to the conduct of such business of the Company as it currently is conducted and as it is currently planned by the Company to be conducted, including the design, development, manufacture, use, import, licensing and sale of Company Products.

(n) Other than Shrinkwrap Agreements and End User Agreements, substantially on standard terms and conditions, Section 2.16(n) of the Disclosure Schedule lists all material contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. All such contracts are in full force and effect. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements (including those entered into after the date of this Agreement) and, to the Company’s Knowledge, as of the date hereof, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements (including those entered into after the date of this Agreement). Except as set forth in Section 2.6 of the Disclosure Schedule, following the Closing Date, both the Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and

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without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would not otherwise be required to pay had such transactions contemplated hereby not occurred.

(o) No Person who has provided or licensed any Intellectual Property to the Company has ownership rights or license rights to improvements, enhancements or other modifications or derivatives made by or for the Company in such Intellectual Property.

(p) Except as set forth in Section 2.16(p) of the Disclosure Schedule, the Company has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party Software that are used or necessary to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

(q) No government, military or quasi-governmental funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property owned by the Company. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owned by the Company, has performed services for the government, university, college, or other educational institution or research center, or any other entity or person during a period of time during which such employee, consultant or independent contractor was also performing services for the Company such that ownership of such Company Intellectual Property is not exclusive to the Company.

(r) The operation of the business of the Company as it is currently conducted and as planned by the Company to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing and sale of Company Products does not and will not, and will not when conducted by Parent or Surviving Corporation in substantially the same manner following the Closing, directly, indirectly or contributorily infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Except for the Special Circumstances, the Company has not received notice from any Person claiming that such operation of the Company’s business or any design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing or sale of any Company Product, or act, product, technology or service (including products, technology or services currently under development) of the Company directly, indirectly or contributorily infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). Except as set forth in Section 2.16(r) of the Disclosure Schedule, the Company does not, without proper authorization, possess, or have within its custody or control any customer lists, marketing materials, or technical information or

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data. The Company has not received any opinion of counsel that any third party patent directly or indirectly applies to any Company Product.

(s) Except as set forth in Section 2.16(s) of the Disclosure Schedule, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation or regulation that restricts in any manner the use, distribution, transfer or licensing thereof by the Company or may be reasonably expected to adversely affect the validity, use or enforceability of such Company Intellectual Property.

(t) Section 2.16(t) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other Person other than End User Agreements, substantially on standard terms and conditions wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.

(u) To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other Person with respect to Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(v) The Company has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. Except as set forth in Section 2.16(v) of the Disclosure Schedule, to the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Right.

(w) The Company has protected the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company to the extent reasonable and customary in the industry in which the Company operates. The Company has and enforces a policy requiring each employee and consultant of the Company to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 2.16(w) of the Disclosure Schedule and all current and former employees and consultants of the Company who have created, modified or contributed any of the Company Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to Company Intellectual Property to the Company.

(x) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company

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Intellectual Property (including source code for any software belonging to the Company), (ii) either Parent or the Surviving Corporation granting to any third party any right, title or interest to or with respect to any Intellectual Property owned by, or licensed to, Parent or Surviving Corporation pursuant to any agreement to which the Company is a party or by which it is bound, (iii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, (iv) any restriction on the ability of the Surviving Corporation to share information relating to its ongoing business or operations with Parent or any of Parent’s Subsidiaries, or (v) either Parent or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Closing Date pursuant to any agreement to which the Company is a party or by which it is bound.

(y) The Company owns, or has valid licenses, and possesses source code for all products owned, distributed and presently supported by it. The Company has taken all actions customary in the software industry to document the software which is Company Intellectual Property and its operation, such that such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(z) Section 2.16(z) of the Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified or distributed by the Company). The Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products, (b) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products, or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Intellectual Property or Company Products or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). No Company Product or Company Intellectual Property is subject to the terms of license of any such Open Source Materials.

(aa) All Company Products conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product

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documentation and to any representations provided to customers. The Company has no liability (and, to the Knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(bb) The Company has complied with all applicable laws and their respective internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement comply with all applicable laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, are attached as Section 2.16(bb) of the Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

(cc) Except as set forth in Section 2.16(cc) of the Disclosure Schedule, neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person acting on their behalf to any Person of any Company Source Code. Section 2.16(cc) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

(dd) Company Products (but not including demonstration or evaluation products) are free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable Company Products (or systems which they interact or interoperate with such Company Products) or that may result in damage to any of the foregoing. The components used in or with Company Products obtained from third person suppliers are free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of Company Products (or systems which they interact or interoperate with such Company Products) or

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that might result in damage thereto. The Company has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that its information technology systems utilized by the Company in the operation of its business are free from Disabling Codes and Contaminants. The Company has in place appropriate disaster recovery plans, procedures and facilities and has taken all reasonable steps to safeguard its information technology systems utilized by the Company in the operation of its business and restrict unauthorized access thereto.

(ee) The “Certificates of Originality” for all Company Products that have been delivered by the Company to Parent are set forth on Schedule 2.16(ee) and are complete and correct.

2.17 Agreements, Contracts and Commitments. Except as set forth in Section 2.17 of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, and is not bound by:

(a) (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson (other than “at will” employment agreements entered into in the ordinary course of business), any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate;

(v) any lease of real property;

(vi) except as provided in Section 2.17(a)(vii) below, any agreement of indemnification or guaranty in excess of $50,000;

(vii) any agreement of indemnification under any End User Agreement that (A) does not eliminate the Company’s potential liability for consequential or incidental damages or (B) place a cap on the potential liability of the Company under such agreement;

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(viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(xi) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually;

(xii) any construction contracts;

(xiii) any partnership, dealer, distribution, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar agreement;

(xiv) any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company; or

(xvi) other than customer purchase orders, any other agreement, contract or commitment that involves $50,000 individually or $150,000 in the aggregate or more with respect to any Person and is not cancelable without penalty within 30 days.

(b) For the 12 months ended December 31, 2002 and the 9 months ended September 30, 2003, there were no end-user customers that accounted for more than five percent (5%) of the Company’s net sales. Section 2.17(b) of the Disclosure Schedule contains a list of the Company’s 10 largest resellers for each of the last fiscal year and the 11 months ended November 26, 2003 and sets forth opposite the name of each such reseller the percentage of net sales attributable to such reseller. During the last 12 months, to the Knowledge of the Company, the Company has not received any written notices or threats of termination from any of such resellers that any such reseller intends or otherwise anticipates a termination or material reduction in the level of business with the Company. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.17 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent. Each Material

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Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company. The Company is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract. To the Company’s Knowledge, no party obligated to the Company pursuant to any such Material Contract has breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party.

(c) The Company and each of its Subsidiaries have fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof, and to the Knowledge of the Company and the Shareholders, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d) All outstanding indebtedness of the Company or its Subsidiaries may be prepaid without penalty.

2.18 Interested Party Transactions. Except as set forth in Section 2.18 of the Disclosure Schedule, no employee, officer, Shareholder or director of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is indebted to the Company. Except as set forth in Section 2.18 of the Disclosure Schedule, since January 1, 2001, no officer, director, Shareholder or, to the Company’s Knowledge, other employee of the Company (nor, to the Company’s Knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services in excess of $25,000, or (iii) a beneficial interest in any Contract with a value in excess of $25,000 to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.18. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.

2.19 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest

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(collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its properties or assets. The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under the Company Authorizations. None of the Company Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

2.20 Litigation. Other than the Special Circumstances, there is no action, suit, claim or proceeding of any nature pending or, to the Company’s Knowledge, threatened against the Company, its properties (tangible or intangible) or any of its officers or directors nor, to the Company’s Knowledge, is there any reasonable basis therefor. Other than the Special Circumstances, to the Company’s Knowledge, there is no investigation pending or threatened against the Company or any of its assets (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor, to the Company’s Knowledge, is there any reasonable basis therefor. Other than the Special Circumstances, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted. All factual information regarding the Special Circumstances and the facts underlying the Special Circumstances that has been disclosed, orally or in writing, by those officers of the Company included in the definition of “Knowledge” set forth in Section 8.1(xxx) hereof and by the Company’s outside counsel that is representing it in the Special Circumstances, was and remains true and correct. In providing such factual information regarding the Special Circumstances and the facts underlying the Special Circumstances, the Company (including those officers and outside counsel described in the preceding sentence) has not provided (i) any information that could result in the waiver of the Company’s attorney-client or joint defense privileges, or the attorney work product doctrine, (ii) any information required to be kept confidential by any Governmental Entity involved in, or the Protective Order applicable to, the Special Circumstances, or (iii) any information the disclosure of which could undermine any defense available to the Company in the Special Circumstances. Notwithstanding the preceding sentence, no information omitted to be disclosed by the Company to Parent, including information omitted in clauses (i), (ii) or (ii) of the preceding sentence, is necessary in order to make the factual information that was disclosed, orally or in writing, not misleading; provided, that for purposes of determining whether such omitted information is necessary to make such disclosed information not misleading as disclosed, such determination shall be made by reference to a reasonable acquirer under similar circumstances.

2.21 Minute Books. The minutes of the Company delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the shareholders, the Company’s board of directors (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

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2.22 Environmental Matters.

(a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) released any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained in violation of any applicable federal, state or local law.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, or disposed of Hazardous Materials in violation of any applicable law or in a manner that would result in liability to the Company, nor, to the Company’s Knowledge, has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its Hazardous Material Activities, if any, and other businesses of the Company and as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither the Company nor either of the Shareholders has any Knowledge of any fact or circumstance that could involve the Company or result in any environmental litigation or liability, which could reasonably be expected to impose upon the Company any environmental liability.

(e) Reports and Records. The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.23 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.23 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly,

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any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.23 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses (as defined below) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.24 Employee Benefit Plan and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” as used in this Section 2.24 shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company, or any Affiliate has or may have any liability or obligation, including any International Employee Plan.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant or director of the Company or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, contract, or understanding (including, without limitation, any offer letter or any agreement providing for compensation or benefits) between the Company or any Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally, or with respect to which the Company or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Multiemployer Plan” shall mean any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.24(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement (other than “at will” employment agreements entered into in the ordinary course of business), to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement). Section 2.24(b) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and each Affiliate as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.24(b) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(c) Documents. The Company and each Affiliate has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vii) all communications material to any

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Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law), (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xiii) all “HIPAA Privacy Notices” and all “Business Associate Agreements” to the extent required under HIPAA and (xiv) all IRS determination opinion, notifications and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.

(d) Employee Plan Compliance. The Company and each of its Affiliates have performed all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or the Shareholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or the Shareholders or any Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension or Welfare Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to

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Title IV of ERISA. Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) No Self-Insured Plan. Except as set forth in Section 2.24(f) of the Disclosure Schedule, neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company and each Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. To the extent required under HIPAA and the regulations issued thereunder, Company and each Affiliate has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither the Company nor any of its Affiliates has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby of will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

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(k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.24(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) Employment Matters. The Company and each Affiliate is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any Affiliate, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any Affiliate, any Company trustee or any trustee of any Affiliate under any worker’s compensation policy or long-term disability policy. The services provided by each of the Company’s, and each Affiliates’ Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate. Section 2.24(l) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Affiliates of such Employee’s employment, a change of control of the Company, or a combination thereof. Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m) Labor. No work stoppage or labor strike against the Company or any Affiliate is pending, or, to the Company’s Knowledge, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any

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Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Affiliate does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Affiliate has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(n) No Interference or Conflict. Except for the Special Circumstances, no stockholder, director, officer, Employee or consultant of the Company or any of its Affiliates is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Affiliates or that would interfere with the Company’s business. To the Company’s Knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(o) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law or as set forth in Section 2.24(o) of the Disclosure Schedule, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

2.25 Insurance. Section 2.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company since January 1, 1998, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Except as set forth in Section 2.25 of the Disclosure Schedule, neither the

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Company nor the Shareholders have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Except as set forth in Section 2.25 of the Disclosure Schedule, the Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.26 Compliance with Laws. The Company has complied with, is not in violation of, and, except as set forth in Section 2.26 of the Disclosure Schedule, has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Company products, except to the extent that such violation results in Losses of less than $50,000.

2.27 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, employees and others acting on behalf of the Company) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.28 of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to Company Products or Intellectual Property licensed or sold or services rendered by the Company.

2.29 Spreadsheet. The information contained in the Spreadsheet shall be complete and correct as of the Closing Date.

2.30 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document identified in the Disclosure Schedule.

2.31 Representations Complete. None of the representations or warranties made by the Company or the Shareholders (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Shareholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.32 Optionholder Notice. The information furnished on or in any document mailed, delivered or otherwise furnished to the Optionholders by the Company pursuant to Section 1.6(b) hereof, will not contain, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

2.33 No Other Representations. Neither the Company nor any Shareholder, nor any of their respective representatives, agents, or Affiliates, shall be deemed to have made to Parent or Sub or any other person, any representation or warranty other than as expressly made in this Agreement

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and the Disclosure Schedule. Without limiting the generality of the foregoing, neither the Company nor any Shareholder, nor any of their respective representatives, agents or Affiliates, makes any representation or warranty regarding any projections, estimates or forward-looking information heretofore delivered to or made available to Parent or Sub. Notwithstanding the foregoing, this Section 2.33 shall not apply to, or otherwise affect, the ability of any party hereto to pursue and be successful in obtaining remedies for claims based on fraud

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE

SHAREHOLDERS

Each of the Shareholders, severally and not jointly, hereby represents, warrants and covenants to Parent and Sub on the date hereof as follows:

3.1 Ownership of Company Capital Stock. Each Shareholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Shareholder opposite such Shareholder’s name in Section 2.2(a) of the Disclosure Schedule, except as otherwise noted in Section 2.2(a) of the Disclosure Schedule. Such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase such Company Capital Stock to any other Person. Each Shareholder has the sole right to transfer such Company Capital Stock to Parent. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire Company Capital Stock.

3.2 Authority. Each Shareholder that is an entity has all requisite power and authority and each Shareholder that is an individual has capacity to enter into this Agreement and any Related Agreements to which it, he or she, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, if any, on the part of such Shareholder and no further action is required on the part of such Shareholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Shareholder is a party have been duly executed and delivered by such Shareholder, and constitute the valid and binding obligations of such Shareholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

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3.3 No Conflict. The execution and delivery by each Shareholder of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, (A) Conflict with (i) any provision of the charter documents of such Shareholder if such Shareholder is an entity, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Shareholder or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or its properties or assets or (B) result in the creation or imposition of any Lien on any asset of the Company.

3.4 Brokers’ and Finders’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Shareholder who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.5 Investment Representation.

(a) Each Shareholder is acquiring any shares of Parent Common Stock issued to such Shareholder as merger consideration for such Shareholder’s own account and not with a view to, or for sale in connection with, any distribution thereof. Each Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and was not organized for the specific purpose of acquiring the Parent Common Stock. Each Shareholder (either alone or together with such Shareholder’s advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such Shareholder’s investment in the Parent Common Stock and is capable of bearing the economic risks of such investment.

(b) Each Shareholder and its advisers have been afforded the opportunity to ask questions of Parent’s management concerning Parent and Parent Common Stock. Each Shareholder has been provided with copies of, and has carefully reviewed, the Parent SEC Documents. Each Shareholder understands that no governmental entity has passed upon or made any recommendation or endorsement of the Parent Common Stock.

(c) Each Shareholder acknowledges that the Parent Common Stock issued to such Shareholder as merger consideration in connection with this Agreement has not been, and will not be, registered under the Securities Act or any state securities laws, and that the offering of the Parent Common Stock contemplated hereby is to be effected pursuant to an exemption from the registration requirements imposed by such laws. Each Shareholder is familiar with Rule 144 promulgated pursuant to the Securities Act and understands the resale limitations imposed thereby and by the Securities Act. Each Shareholder understands that the Parent Common Stock is characterized as “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Shareholder must hold shares of Parent Common Stock indefinitely unless they are registered with the SEC or qualified by state authorities, or an exemption from such registration and

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qualification requirements is available. Each Shareholder also acknowledges and agrees that Parent is under no obligation to register any of the Parent Common Stock issued in connection with this Agreement.

(d) Each Shareholder acknowledges and agrees that the certificates evidencing the Parent Common Stock issued in connection with this Agreement shall bear the legend set forth in Section 1.11 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company as follows:

4.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Michigan, respectively. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent and its subsidiaries, taken as a whole (a “Parent Material Adverse Effect”); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a “Parent Material Adverse Effect”: (i) any adverse event, circumstance, change or effect to the extent attributable to changes or conditions generally affecting the industries and segments in which Parent and its subsidiaries operate, the U.S. economy as a whole or foreign economies in any locations where Parent has operations or sales which do not have a disproportionately adverse effect upon Parent; (ii) changes in general economic, market or political conditions; (iii) any adverse event, circumstance, change or effect resulting from or relating to compliance with the terms and conditions of, or the taking of any action required by, this Agreement; and (iv) any decline in Parent’s stock price.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and

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subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 Conflicts. The execution and delivery of this Agreement and any Related Agreement to which Parent or Sub is a party do not, and the consummation of the transactions contemplated hereby will not result in any Conflict with (i) any provision of the certificate of incorporation or bylaws of Parent or Sub, as amended, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject, including, without limitation, those which have been filed as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Parent 10-K”), and such other filings under the Exchange Act which are made subsequent to the Parent 10-K and prior to the date hereof, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Certificate of Merger.

4.5 Parent Common Stock. The Parent Common Stock to be issued in the Merger has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

4.6 Capital Resources. Parent has sufficient capital resources to pay the Total Cash Consideration.

4.7 SEC Documents; Parent Financial Statements. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since May 22, 2002 (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the Parent SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder in effect on such dates and applicable to such Parent SEC Documents, except to the extent superseded or amended by a Parent SEC Document filed subsequently and prior to the date hereof. None of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the

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statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded or amended by Parent SEC Document filed subsequently and prior to the date hereof. The consolidated financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as and to the extent disclosed by Parent in the Parent SEC Documents filed on or before the date hereof, Parent has conducted its business in the ordinary course (except with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby) and there has not occurred: (i) any change which has had or could reasonably be expected to have a Parent Material Adverse Effect; or (i) any amendment or change in the certificate of incorporation or bylaws of Parent. As of the date hereof, Parent has no agreements, understandings or commitments with respect to any proposed merger or acquisition transaction.

4.8 Litigation. Except as disclosed in the Parent SEC Documents, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated in this Agreement or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Parent Material Adverse Effect.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of the other party; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any requirement of The Nasdaq National Market (in which case, Parent agrees to use commercially reasonable efforts to provide the Shareholders with prior notice of

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such disclosure as well as prior opportunity to review and comment on such disclosure). Notwithstanding anything in this Agreement to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

5.2 Shareholder Approval. Concurrently with the execution of this Agreement, the Company shall have obtained and delivered the Shareholder Written Consent setting forth the irrevocable and unanimous approval of the Merger, this Agreement and the transactions contemplated hereby by the Shareholders, which shall also include and constitute the irrevocable and unanimous approval by the Shareholders of: (i) the escrow and indemnification obligations of the Shareholders set forth in ARTICLE VII hereof and the deposit of the Escrow Amount into the Escrow Fund, (ii) the appointment of John McMillan as the Shareholder Representative and (iii) any payments or benefits that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code.

5.3 [Intentionally omitted.]

5.4 New Employment Benefits. Each employee of the Company who receives and accepts an offer of full time employment from Parent or the Surviving Corporation prior to the Effective Time and is an employee of Parent or the Surviving Corporation immediately following the Effective Time will be eligible to receive benefits consistent with Parent’s applicable human resources policies.

5.5 Closing Date Balance Sheet. The Company shall prepare and deliver a balance sheet dated as of not less than three (3) Business Days prior to the Closing Date (the “Closing Date Balance Sheet”); provided, however, that the Company shall not be required to prepare such Closing Date Balance Sheet in accordance with GAAP. Such Closing Date Balance Sheet shall include all estimated Third Party Expenses reflected on the Statement of Expenses (as defined below), shall present fairly the financial condition of the Company as of such date and is consistent with the books and records of the Company.

5.6 Statement of Expenses. At the Closing, the Company shall provide Parent with a statement of Third Party Expenses incurred by the Company prior to the Closing Date (the “Statement of Expenses”).

5.7 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.7, which

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spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, (i) all Shareholders and their respective addresses, the number of shares of Company Capital Stock held by such persons (including the respective certificate numbers), whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing), the date of acquisition of such shares, the Per Share Cash Consideration applicable to each holder, the amount of cash and Parent Common Stock to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto, and (ii) all holders of Company Options, the number of shares of Company Capital Stock underlying each such Company Option, the grant dates of such Company Options and the vesting arrangement with respect to such Company Options and indicating whether such Company Options are incentive stock options or non-qualified stock options, and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet on the Closing Date.

5.8 Preservation of Books and Records; Post-Closing Access. From and after the Effective Time, Parent and the Surviving Corporation agree to preserve and keep the books and records relating to the Company (the “Books and Records”) for a period of six (6) years in accordance with Parent’s document retention Policies and procedures and shall make the Books and Records available to the Shareholders as may be reasonably required in connection with any legal proceedings against or governmental investigations of the Shareholders or government reporting obligation of the Shareholders or for any other reasonable business purpose arising from or relating to this Agreement, during regular business hours and upon the prior written request thereto by the Shareholders (or anyone of them); provided, however, that a Shareholder shall not be entitled to such access for purposes adverse or potentially adverse to Parent or the Surviving Corporation, as reasonably determined by Parent and upon advise of counsel in writing. In the event that Parent or the Surviving Corporation wishes to move or destroy any such books or records, such party shall first give 10 days prior written notice to the Shareholders, including the address of the location to which such books or records shall be moved. Notwithstanding the foregoing, Parent or the Surviving Corporation, as the case may be, may restrict a Shareholder’s access to the Books and Records to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to Parent or the Surviving Corporation may reasonably require Parent or the Surviving Corporation to restrict or prohibit access to any such information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which Parent or the Surviving Corporation is bound or affected. Such access shall also be subject to the granting party’s reasonable security measures and insurance requirements. Additionally, all access by a Shareholder to the Books and Records shall be conditioned upon entering into a confidentiality agreement in a form reasonably satisfactory to Parent which shall prohibit the use of information obtained by such access to the Books and Records in any manner adverse to Parent or the Surviving Corporation, including, but not limited to, competing or preparing to compete with the Parent or the Surviving Corporation.

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5.9 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CLOSING DELIVERIES OF THE PARTIES

6.1 Closing Deliveries of the Company and the Shareholders. At the Closing, the Company and the Shareholders, as appropriate, shall deliver the following documents to Parent and/or Sub.

(a) Merger Certificate. The Company shall deliver to Parent for filing with the State of Michigan Department of Consumer & Industry Services a properly completed and fully executed Certificate of Merger.

(b) Company Stock Certificates. The Shareholders shall deliver the Company Stock Certificates, as provided in ARTICLE I.

(c) Employment and Severance Arrangements. The Company shall provide evidence satisfactory to Parent that each of the Continuing Employees (i) has entered into “at-will” employment arrangements with Parent or the Surviving Corporation pursuant to their execution of an offer letter (each an “Offer Letter,” collectively, the “Offer Letters”) and the Proprietary Information Agreement, each of which shall be in full force and effect at the Effective Time, (ii) shall have agreed to be employees of Parent or the Surviving Corporation after the Closing, (iii) shall be employees of the Company immediately prior to the Effective Time and (iv) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time. The Company and each of the employees of the Company whose names are listed on Schedule 6.1(c)-1 hereto shall have executed and delivered to Parent an Employment Agreement in substantially the forms attached hereto as Exhibit C (each an “Employment Agreement,” collectively, the “Employment Agreements”), and such Employment Agreements shall be in effect as of the Effective Time. The Company and the employee whose name is listed on Schedule 6.1(c)-2 hereto shall have executed and delivered to Parent a Separation and General Release and Waiver Agreement in substantially the form attached hereto as Exhibit D (the “Separation Agreement”).

(d) Non-Competition Agreements. The Company and each of the Key Employees shall have executed and delivered a Non-Competition Agreement in the form attached hereto as Exhibit E (the “Non-Competition Agreement”), and such Non-Competition Agreements shall be in effect as of the Effective Time. The Company and each of the Shareholders shall have executed and delivered a Non-Competition Agreement in the form attached hereto as Exhibit F (the “Shareholder

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Non-Competition Agreement”), and such Shareholder Non-Competition Agreements shall be in effect as of the Effective Time.

(e) Resignation of Officers and Directors. The Company shall provide evidence satisfactory to Parent that (effective as of the Effective Time) each of the officers and directors of the Company, and each of its Subsidiaries, in their capacities as such officers and directors has resigned and each such resignation shall be in effect as of the Effective Time.

(f) Closing Date Balance Sheet. The Company shall deliver the Closing Date Balance Sheet pursuant to Section 5.5 hereof.

(g) Statement of Expenses. The Company shall deliver the Statement of Expenses pursuant to Section 5.6 hereof.

(h) Spreadsheet. The Company shall deliver to Parent and the Exchange Agent the Spreadsheet pursuant to Section 5.7 hereof, which shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(i) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit G.

(j) Certificate of Secretary of Company. The Company shall deliver a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Company’s board of directors (whereby the Merger, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby were unanimously approved by the board of directors), (iii) that the Shareholders have unanimously adopted and approved the Merger, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

(k) Certificate of Good Standing. The Company shall deliver a long-form certificate of good standing from the Secretary of State of the State of Michigan, which is dated within two (2) business days prior to Closing.

(l) Certificate of Status of Foreign Corporation. The Company shall deliver a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, other than with respect to The Netherlands.

(m) Escrow Agreement. The Company and the Shareholders shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit H, including stock powers and assignments separate from certificate in the forms attached thereto (the “Escrow Agreement”).

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(n) Intellectual Property Assignment Agreements. Brien Witkowski shall execute and deliver the Intellectual Property Assignment Agreement in the form attached hereto as Exhibit I.

(o) Stock Redemption. The Company shall provide evidence satisfactory to Parent that all of the outstanding capital stock of the Company held or otherwise owned by the employee whose name is listed on Schedule 6.1(c)-2 hereto has been redeemed by the Company prior to the Effective Time and that such employee has entered into and not revoked a release of claims in favor of the Company in a form satisfactory to Parent.

6.2 Closing Deliveries of Parent. At the Closing, Parent or Sub, as applicable, shall deliver the following to the Company or the Shareholders, as appropriate.

(a) Total Consideration. Parent shall deliver the Total Consideration, as provided in Article I.

(b) Certificate of Secretary of Parent. Parent shall deliver a certificate, validly executed by the Secretary of Parent, certifying as to the valid adoption of resolutions of Parent’s board of directors (whereby the Merger and the transactions contemplated hereunder were approved by the board of directors).

(c) Employment Arrangements. Parent shall have executed and delivered the Offer Letters, the Employment Agreements and the Separation Agreement.

(d) Non-Competition Agreements. Parent shall have executed and delivered the Non-Competition Agreements and the Shareholder Non-Competition Agreements.

(e) Legal Opinion. The Company shall have received a legal opinion from legal counsel to Parent, substantially in the form attached hereto as Exhibit J.

(f) Escrow Agreement. Parent shall execute and deliver the Escrow Agreement.

(g) Merger Certificate. Parent shall deliver to the Shareholder Representative a copy of the fully executed Certificate of Merger, and, after receipt of the filed Certificate of Merger from the State of Michigan Department of Consumer & Industry Services, a copy of such filed certificate.

(h) Certificates of Good Standing. Parent shall deliver a long-form certificate of good standing from the Secretary of State of the State of Delaware that is dated within two (2) business days prior to Closing with respect to Parent.

(i) Certificate of Good Standing. Sub shall deliver a certificate of good standing from the Secretary of State of the State of Michigan, which is dated within two (2) business days prior to Closing.

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ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; ESCROW

7.1 Survival of Representations and Warranties. The representations and warranties of the Company, the Shareholders and Parent contained in ARTICLE II, ARTICLE III and ARTICLE IV of this Agreement, respectively, or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, shall survive for a period of 24 months following the Closing Date (the expiration of such 24 month period, the “Survival Date”); provided, however, that in the event of fraud, such representation or warranty shall survive indefinitely.

7.2 Indemnification.

(a) By virtue of the approval of the Merger by the Shareholders, the Shareholders agree to indemnify and hold harmless Parent and its officers, directors, Affiliates (including the Surviving Corporation), employees, agents and representatives (each an “Indemnified Party,” collectively, the “Indemnified Parties”), against all claims (including without limitation Third Party Claims), losses, liabilities, damages, diminutions in value (which term shall be deemed to exclude any decline in the Parent’s stock price), deficiencies, costs, interest, awards, amounts paid in settlement, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, arising out of (i) any breach or inaccuracy of a representation or warranty of the Company or the Shareholders contained in this Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, (ii) any failure by the Company or the Shareholders to perform or comply with any covenant applicable to any of them contained in this Agreement, the Escrow Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement or the Escrow Agreement, (iii) any Excess Third Party Expenses, or (iv) the Special Circumstances. Except as provided in the Bylaws of the Surviving Corporation, no Shareholder, director or officer of the Company shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b) Any Person committing fraud related to this Agreement, any Related Agreement, certificate or other instrument delivered pursuant to this Agreement, or to the transactions contemplated hereby, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless from any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud committed by such Person, it being agreed that Section 2.33 of this Agreement shall not

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apply to, or otherwise affect, the ability of any party hereto to pursue and be successful in obtaining remedies for claims based on fraud.

7.3 Third Party Claims.

(a) Promptly after receipt by any Indemnified Party of notice of the commencement of any action by a third party in respect of which, if successful, the Indemnified Party would be entitled to indemnification hereunder (other than the Special Circumstances) (a “Third Party Claim”), the Indemnified Party shall notify each person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

(b) The Indemnifying Party shall assume control of the defense of the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to such Indemnified Party so long as

(i) within 15 days after receipt of such written notice, the Indemnifying Party confirms in writing that the Indemnifying Party will indemnify the Indemnified Party from and against the Losses the Indemnified Party may incur as a result of or arising out of the Third Party Claim; provided that such confirmation shall not obligate the Indemnifying Party to indemnify the Indemnified Party for amounts in excess of the remaining portion of the Escrow Fund;

(ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources (including, without limitation, by virtue of the remaining portion of the Escrow Fund) to defend against the Third Party Claim and to fulfill its indemnification obligations hereunder with respect to all Losses that are reasonably likely to result from or arise out of the Third Party Claim;

(iii) the Third Party Claim does not seek an order, injunction, non-monetary or other equitable relief against the Indemnified Party which the Indemnified Party (in the case of Parent, acting reasonably through its board of directors) determines reasonably and in good faith could, if successful, materially interfere with or adversely affect the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party;

(iv) the Third Party Claim is not, in the good faith judgment of the Indemnified Party (in the case of Parent, acting reasonably through its board of directors), reasonably likely to be materially adverse to the Indemnified Party’s reputation or its relationships with its employees, stockholders, or any of its significant customers or business partners; and

(v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, keeps the Indemnified Party informed of material developments with respect

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to the Third Party Claim and consults with the Indemnified Party prior to making material strategic decisions with respect to the defense of the Third Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim and the conditions set forth in Section 7.3(b) hereof are being met:

(i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

(ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld or delayed);

(iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

(iv) the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If any of the conditions set forth in Section 7.3(b) above becomes unsatisfied, the Indemnified Party shall, after reasonable written notice to the Indemnifying Party, have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 7.3. The reimbursement of fees, costs and expenses required by this Section 7.3 shall be made from the Escrow Fund by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

7.4 Escrow Fund; Maximum Payments; Remedy.

(a) By virtue of this Agreement and as security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Shareholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow

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Agreement. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VII.

(b) Except as set forth in Section 7.4(c) below, the maximum amount an Indemnified Party may recover from a Shareholder individually pursuant to the indemnity set forth in this ARTICLE VII hereof for Losses shall be limited to such Shareholder’s Pro Rata Portion of the Escrow Fund.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (and the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of any fraud related to this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement on the part of such Person.

7.5 Basket and Deductible Amount; Satisfaction of Claims.

(a) Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.5(a), an Indemnified Party may not recover any Losses under Section 7.2(a)(i), Section 7.2(a)(ii) and Section 7.2(a)(iv) hereof unless and until such Losses under Section 7.2(a)(i), Section 7.2(a)(ii) and Section 7.2(a)(iv) hereof exceed the applicable Basket Amount, in which case the Indemnified Party shall be entitled to recover all Losses so identified in excess of the applicable Deductible Amount as provided in the Escrow Agreement. Indemnified Party shall be entitled to recover for, and the Basket Amounts and Deductible Amounts shall not apply as thresholds to, any and all claims or payments made with respect to all Losses incurred pursuant to Section 7.2(a)(iii) hereof. For purposes hereof,

(i) “Basket Amount” shall mean, with respect to Losses under Section 7.2(a)(i) and Section 7.2(a)(ii), One Hundred Seventy-Five Thousand U.S. Dollars ($175,000), and with respect to Losses under Section 7.2(a)(iv), Three Hundred Thousand U.S. Dollars ($300,000), respectively; and

(ii) “Deductible Amount” shall mean, with respect to Losses under Section 7.2(a)(i) and Section 7.2(a)(ii), 50% of the applicable Basket Amount, and with respect to Losses under Section 7.2(a)(iv), 100% of the applicable Basket Amount, respectively.

(b) Notwithstanding any other provision of this Agreement, once Losses under Section 7.2(a)(iv) hereof exceed the applicable Basket Amount, 20% of such Losses thereafter incurred or suffered by Indemnified Party shall be excluded until such time as the amount of Losses so excluded equals Three Hundred Fifty Thousand U.S. Dollars ($350,000); thereafter, the Indemnifying Parties shall be responsible for 100% of such Losses. For the sake of clarity, and not by way of limitation, once the applicable Basket Amount is exceeded, 20% of Losses under Section

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7.2(a)(iv) (up to a maximum of $350,000) shall be excluded from Losses for which the Indemnified Party is entitled to indemnification under this ARTICLE VII.

(c) Except to the extent that the Losses resulted from fraud related to this Agreement, any Related Agreements or any certificate or other instruments delivered pursuant to this Agreement, committed by any Person, claims by an Indemnified Party for Losses shall be satisfied solely from the Escrow Fund; provided, however, the Supplemental Escrow Amount shall only be available for claims by an Indemnified Party for Losses under Section 7.2(a)(iv). Notwithstanding the foregoing, claims by an Indemnified Party for Losses under Section 7.2(a)(iv) shall be satisfied out of the Escrow Shares and Escrow Cash, and only to the extent that all such Escrow Shares and Escrow Cash have been exhausted (including taking into account any Unresolved Claims) or released, out of the Supplemental Escrow Amount. Claims by an Indemnified Party for Losses resulting from fraud related to this Agreement, any Related Agreements or any certificate or other instruments delivered pursuant to this Agreement, committed by any Person shall (unless the Indemnified Parties elect to make a claim directly against such Person) be satisfied as follows: (A) first, from the Escrow Fund, but only after (i) satisfying all other claims not related to fraud committed by any Person, and (ii) making appropriate reserve as provided herein for Unresolved Claims not related to fraud committed by any Person, and (B) second, if the Escrow Fund is insufficient after such satisfaction or reserve, solely and directly against such Person.

7.6 Insurance; Mitigation.

(a) All indemnification or reimbursement payments required pursuant to this ARTICLE VII shall be made net of all insurance proceeds actually received by the party to be indemnified or reimbursed without a reservation of rights from the insurance carrier. Proceeds received from an insurance carrier which are subject to a reservation of rights by the carrier that has not been released in writing by the carrier (“Reserved Insurance Proceeds”) may be taken into account in the calculation of Losses once received by the party to be indemnified; provided, however, that Reserved Insurance Proceeds shall be deemed to be an Unresolved Claim with respect to the aggregate amount of Reserved Insurance Proceeds actually received until such time as the insurance carrier expressly releases the reservation of rights with respect to such proceeds; provided, further, that Reserved Insurance Proceeds (together with any insurance proceeds referred to in clause (ii) of the definition of Excess Third Party Expenses set forth in Section 8.1(ccc) hereof) with respect to which the insurance carrier subsequently obtains reimbursement shall be deemed to be Losses on a dollar for dollar basis with the amount by which Losses were previously reduced (or by which the threshold amount referred to in clause (ii) of the definition of Excess Third Party Expenses set forth in Section 8.1(ccc) were previously increased, as applicable) as a result of the receipt of such proceeds. Parent and the Shareholder Representative shall each use commercially reasonable efforts to obtain a release of a reservation of rights from the insurance carrier promptly following the settlement or final adjudication of the claim or proceeding to which the Reserved Insurance Proceeds related.

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(b) Parent shall use commercially reasonable efforts to mitigate Losses.

7.7 Shareholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint John McMillan as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against the Escrow Fund and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds (2/3rds) interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

7.8 Matters Related to the Special Circumstances. From and after the Effective Time, Parent shall have the sole and exclusive right to conduct the defense of the Special Circumstances,

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including without limitation the right to settle the Special Circumstances; provided, however, that Parent shall use commercially reasonable efforts to keep the Shareholder Representative promptly informed of material developments in the Special Circumstances and consult with the Shareholder Representative prior to making material strategic decisions with respect to the defense or settlement of the Special Circumstances; provided, further, that (i) Parent, subject to the foregoing and to Parent’s exclusive right with respect to settlement of the Special Circumstances, shall use commercially reasonable efforts to manage the Special Circumstances in a manner generally consistent with the way in which the Special Circumstances have been managed by the Company prior to the Effective Time, and (ii) Parent shall not change the current outside litigation counsel to the Company in the Special Circumstances without the prior written consent of the Shareholder Representative, which shall not be unreasonably withheld or delayed.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” as used in Section 2.24 is defined in Section 2.24(a), otherwise “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

(b) “Agreement” is defined in the Preamble of this Agreement.

(c) “Articles of Incorporation” is defined in Section 2.1.

(d) “Balance Sheet Date” is defined in Section 2.8.

(e) “Basket Amount” is defined in Section 7.5(a).

(f) “Books and Records” is defined in Section 5.8.

(g) “Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Salt Lake City, Utah are authorized or obligated by law or executive order to close.

(h) “Certificate of Merger” is defined in Section 1.2.

(i) “Certificates of Originality” is defined in Section 2.16(ee).

(j) “Charter Documents” is defined in Section 2.1.

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(k) “Closing” is defined Section 1.2.

(l) “Closing Date” is defined in Section 1.2.

(m) “Closing Date Balance Sheet” is defined in Section 5.5.

(n) “COBRA” is defined in Section 2.24(a).

(o) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(p) “Company” is defined in the Preamble of this Agreement.

(q) “Company Authorizations” is defined in Section 2.19.

(r) “Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.

(s) “Company Common Stock” shall mean shares of common stock, without par value per share, of the Company.

(t) “Company Common Shareholder” shall mean a holder of Company Common Stock, each of whom on the date hereof is listed on Schedule 8.1(t) hereto, along with the number of shares held by each such holder.

(u) “Company Employee Plan” is defined in Section 2.24(a).

(v) “Company Intellectual Property” is defined in Section 2.16(a).

(w) “Company Material Adverse Effect” shall mean any change, event or effect, including any change or development in the Special Circumstances, that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a “Company Material Adverse Effect”: (i) any adverse event, circumstance, change or effect to the extent attributable to changes or conditions generally affecting the industry in which the Company operates, the U.S. economy as a whole or foreign economies in any location where the Company has operation or sales, which do not have a disproportionately adverse effect upon the Company; (ii) changes in general economic, market or political conditions; and (iii) any adverse event, circumstance, change or effect resulting from or relating to compliance with the terms and conditions of, or the taking of any action required by this Agreement.

(x) “Company Products” is defined in Section 2.16(b).

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(y) “Company Options” shall mean all issued and outstanding options, warrants and other rights (including commitments to grant options, warrants or other rights) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of whom are listed on Schedule 8.1(jjjj) hereto along with the number of shares of Company Common Stock subject to each such option, warrant or other right held by such person or entity.

(z) “Company Registered Intellectual Property Rights” is defined in Section 2.16(a).

(aa) “Company Source Code” is defined in Section 2.16(a).

(bb) “Company Stock Certificates” is defined in Section 1.7(c).

(cc) “Company Unvested Capital Stock” shall mean any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(dd) “Conflict” is defined in Section 2.6.

(ee) “Contaminant” is defined in Section 2.16(dd).

(ff) “Continuing Employees” shall mean the employees of the Company whose names are listed in Schedule 8.1(ff) hereto.

(gg) “Contract” is any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license.

(hh) “Copyrights” is defined in Section 2.16(a).

(ii) “Current Balance Sheet” is defined in Section 2.8.

(jj) “Customer Information” is defined in Section 2.15(f).

(kk) “Deductible Amount” is defined in Section 7.5(a)(ii).

(ll) “Disabling Code” is defined in Section 2.16(dd).

(mm) “Disclosure Schedule” shall mean that certain schedule, dated the date hereof, supplied by the Company and the Shareholders to Parent disclosing certain matters to Parent.

(nn) “DOL” is defined in Section 2.24(a).

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(oo) “Effective Time” is defined in Section 1.2.

(pp) “Employee” is defined in Section 2.24(a).

(qq) “Employee Agreement” is defined in Section 2.24(a).

(rr) “Employment Agreement” or “Employment Agreements” is defined in Section 6.1(c).

(ss) “End User Agreement” is defined in Section 2.16(a).

(tt) “Environmental Permits” is defined in Section 2.22(c).

(uu) “Equipment” is defined in Section 2.15(e).

(vv) “ERISA” is defined in Section 2.24(a).

(ww) “Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Shareholder Representative.

(xx) “Escrow Agreement” is defined in Section 6.1(m).

(yy) “Escrow Amount” shall mean an amount equal to (a) the Escrow Cash, (b) the Escrow Shares and (c) the Supplemental Escrow Amount.

(zz) “Escrow Cash” shall mean [*] out of the Total Cash Consideration.

(aaa) “Escrow Fund” is defined in Section 7.4(a).

(bbb) “Escrow Shares” shall mean an aggregate number of shares of Parent Common Stock out of the Total Stock Consideration equal to [*] divided by the Trading Price.

(ccc) “Excess Third Party Expenses” shall mean the amount of Third Party Expenses paid or payable by the Company as of the Closing Date in excess of the sum of (i) $300,000 and (ii) the actual amount of insurance proceeds received by the Company for reimbursement of reasonable attorney’s fees and costs incurred by the Company relating to the Special Circumstances and incurred prior to the Effective Time, up to maximum total of $225,000.

(ddd) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

[*] This provision is the subject of a Confidential Treatment Request.

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(eee) “Exchange Agent” is defined in Section 1.7(a).

(fff) “Exchange Documents” shall mean a letter of transmittal or any other documents that Parent may require in order to effect the exchange in connection with the surrender of Company Stock Certificates.

(ggg) “Financials” is defined in Section 2.8.

(hhh) “FMLA” is defined in Section 2.24(a).

(iii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(jjj) “Governmental Entity” is defined in Section 2.7.

(kkk) “Hazardous Material” is defined in Section 2.22(a).

(lll) “Hazardous Materials Activities” is defined in Section 2.22(b).

(mmm) “HIPAA” is defined in Section 2.24(a).

(nnn) “Indemnified Party” or “Indemnified Parties” is defined in Section 7.2(a).

(ooo) “Indemnifying Party” is defined in Section 7.3(a).

(ppp) “Intellectual Property” is defined in Section 2.16(a).

(qqq) “Intellectual Property Rights” is defined in Section 2.16(a).

(rrr) “Interim Financials” is defined in Section 2.8.

(sss) “International Employee Plan” is defined in Section 2.24(a).

(ttt) “IRS” is defined in Section 2.24(a).

(uuu) “Key Employees” shall mean the employees of the Company whose names are listed in Schedule 8.1(uuu) hereto.

(vvv) “Knowledge” or “Known” shall mean, (i) with respect to the Company, the knowledge of John McMillan, Dennis Blanchette, Pam Ziarnik, Pat Ziarnik, Mary Ellen McMahon or Chris King, and it shall be deemed that each such person shall have made due inquiry of all relevant employees and consultants of the Company and any of its Subsidiaries, and (ii) with

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respect to each Shareholder, the actual knowledge of such Shareholder, and it shall be deemed that each such Shareholder shall have (A) made reasonable inquiry of the persons identified in clause (i) above and (B) conducted reasonable investigations relating to the Special Circumstances and with respect to Section 2.2, Section 2.11 and Section 2.16 hereof.

(www) “Lease Agreements” is defined in Section 2.15(b).

(xxx) “Leased Real Property” is defined in Section 2.15(a).

(yyy) “Lien” shall mean any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort.

(zzz) “Loss” or “Losses” is defined in Section 7.2(a).

(aaaa) “Material Contract” or “Material Contracts” is defined in Section 2.17(b).

(bbbb) “Merger” is defined in the Recitals.

(cccc) “Michigan Law” is defined in Section 1.1.

(dddd) “Multiemployer Plan” is defined in Section 2.24(a).

(eeee) “Non-Competition Agreements” is defined in Section 6.1(d).

(ffff) “Offer Letter” or “Offer Letters” is defined in Section 6.1(c).

(gggg) “Officer’s Certificate” is defined in the Escrow Agreement.

(hhhh) “Open Source Materials” is defined in Section 2.16(z).

(iiii) “Optionholder Notice” is defined in Section 1.6(b)(ii).

(jjjj) “Optionholders” shall mean the individuals whose names are set forth on Schedule 8.1(jjjj) who hold Company Options.

(kkkk) “Parent” is defined in the Preamble of this Agreement.

(llll) “Parent Common Stock” shall mean shares of the common stock, par value $0.0001 per share, of Parent.

(mmmm) “Parent Material Adverse Effect” is defined in Section 4.1.

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(nnnn) “Parent SEC Documents” is defined in Section 4.7.

(oooo) “Parent 10-K” is defined in Section 4.3.

(pppp) “Patents” is defined in Section 2.16(a).

(qqqq) “Pension Plan” is defined in Section 2.24(a).

(rrrr) “Per Share Cash Consideration” shall mean $7.95697 per share of Company Common Stock.

(ssss) “Per Share Stock Consideration” shall mean 0.111188 shares of Parent Common Stock per share of Company Common Stock.

(tttt) “Person” shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(uuuu) “Plan” shall mean the Company’s 1998 Employee Incentive Stock Option Plan.

(vvvv) “Proprietary Information Agreement” shall mean the Intellectual Property and Non-Disclosure Agreement in the forms attached hereto as Exhibit K.

(wwww) “Pro Rata Portion” shall mean, with respect to each Shareholder, a percentage obtained by dividing (x) the number shares of Company Capital Stock owned by such Shareholder as of the Effective Time by (y) 3,137,000 shares; provided, however, that with respect to the Supplemental Escrow Amount and any Losses incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, arising out of Section 7.2(a)(iv), the definition of “Pro Rata Portion” shall be deemed to mean, with respect to each Shareholder, the percentage set forth on Schedule 8.1(wwww).

(xxxx) “PTO” is defined in Section 2.16(c).

(yyyy) “Registered Intellectual Property Rights” is defined in Section 2.16(a).

(zzzz) “Related Agreements” shall mean the Escrow Agreement, the Employment Agreements, the Non-Competition Agreements, the Shareholder Non-Competition Agreements, the Separation Agreement, and all other agreements and certificates entered into by the Company and the Shareholders in connection with the transactions contemplated hereby.

(aaaaa) “Reserved Insurance Proceeds” is defined in Section 7.6(a).

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(bbbbb) “Returns” is defined in Section 2.13(b)(i).

(ccccc) “SEC” shall mean the United States Securities and Exchange Commission.

(ddddd) “Securities Act” shall mean the Securities Act of 1933, as amended.

(eeeee) “Separation Agreement” is defined in Section 6.1(c).

(fffff) “Shareholder” is defined in the Preamble of this Agreement.

(ggggg) “Shareholder Non-Competition Agreement” is defined in Section 6.1(d).

(hhhhh) “Shareholder Representative” is defined in the Preamble of this Agreement.

(iiiii) “Shareholder Written Consent” is defined in the Recitals.

(jjjjj) “Shrinkwrap Agreements” is defined in Section 2.16(a).

(kkkkk) “Special Circumstances” shall have the meaning as set forth in Schedule 8.1(kkkkk).

(lllll) “Spreadsheet” is defined in Section 5.7.

(mmmmm) “Statement of Expenses” is defined in Section 5.6.

(nnnnn) “Sub” is defined in the Preamble of this Agreement.

(ooooo) “Subsidiary” or “Subsidiaries” means, individually or collectively, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

(ppppp) “Supplemental Escrow Amount” shall mean an amount equal to [*].

(qqqqq) “Survival Date” is defined in Section 7.1.

(rrrrr) “Surviving Corporation” is defined in Section 1.1.

(sssss) “Tax” or “Taxes” are defined in Section 2.13(a).

[*] This provision is the subject of a Confidential Treatment Request.

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(ttttt) “Technology” is defined in Section 2.16(a).

(uuuuu) “Third Party Claim” is defined in Section 7.3(a).

(vvvvv) “Third Party Expenses” shall mean (i) all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and (ii) certain other amounts as Parent and the Company shall mutually agree at or prior to the Effective Time.

(wwwww) “Total Cash Consideration” shall mean an amount equal to $24,961,013.

(xxxxx) “Total Consideration” shall mean the sum of (x) the Total Cash Consideration and (y) the Total Stock Consideration.

(yyyyy) “Total Stock Consideration” shall mean an amount equal to $10,000,000.

(zzzzz) “Trademarks” is defined in Section 2.16(a).

(aaaaaa) “Trading Price” shall mean $28.67 per share of Parent Common Stock (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

(bbbbbb) “Unresolved Claims” is defined in the Escrow Agreement.

(cccccc) “Year-End Financials” is defined in Section 2.8.

8.2 Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if in writing and (a) hand delivered, including delivery by courier services, or (b) sent by certified mail, return receipt requested, postage prepaid addressed to the recipient at the address stated below, or to such other address as the party concerned may substitute by written notice to the other. All notices hand delivered shall be deemed received on the day of delivery. All notices forwarded by mail shall be deemed received on the date two (2) days (excluding Saturdays, Sundays and legal holidays when the U.S. mail is not delivered) immediately following date of deposit in the U.S. mail; provided, however, the return receipt indicating the date upon which the notice is received shall be prima facie evidence that such notice was received on the date of the return receipt. Addresses may be changed by giving notice of such change in the manner provided herein. Unless and until such written notice is received, the last address given shall be deemed to continue in effect for all purposes.

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(a)	If to Parent or Sub, to:

Altiris, Inc.

588 West 400 South

Lindon, Utah 84042

Facsimile No.: 801.805.2589

Attention:  Stephen C. Erickson

        Craig H. Christensen

with a copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

2795 East Cottonwood Parkway

Suite 300

Salt Lake City, Utah, 84121-6928

Facsimile No.: (801) 993-6499

Attention:  Robert G. O’Connor, Esq.

        Shawn J. Lindquist, Esq.

(b) If to the Shareholders, to the addresses set forth on Section 8.2 of the Disclosure Schedule, with a copy to (which copy shall not constitute notice):

Dykema Gossett PLLC

400 Renaissance Center

Detroit, Michigan 48243-1668

Facsimile: 313.568.6832

Attention:  J. Michael Bernard, Esq.

        David Barnes, Esq.

8.3 Interpretation. The terms of this Agreement are contractual and not mere recitals. Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, person or entity. Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement. The parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes. As a result, Section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement. Except as to words or phrases specifically defined in this Agreement, the parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a

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particular word or phrase. The parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement. As a result, the parties agree and acknowledge that in interpreting this Agreement, the rule of contractual interpretation and construction that provides that an ambiguity in the terms of an agreement shall be construed against the party drafting such term does not apply to the interpretation or construction of the terms of this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Assignment; Amendment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the Related Agreements (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous implied agreements (in fact or law), between or among the parties concerning such matters (including, without limitation, that certain Proposal by and among Parent, the Company, the Shareholders and other parties dated as of October 17, 2003), and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. This Agreement may be amended by the parties hereto only by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.5 the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

8.6 No Third Party Beneficiaries. Except for the Optionholders (with respect to Section 1.6(b) herein), the terms of this Agreement are intended solely for the benefit of the parties and are not intended to inure, and will not inure, to the benefit of any other Person.

8.7 Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extend permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

8.8 Other Remedies. Except with respect to fraud, the sole and exclusive remedy of the Indemnified Parties hereunder for monetary damages shall be restricted to the indemnification rights

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set forth in ARTICLE VII hereof (it being understood that Section 2.33 shall not apply to, or otherwise affect, the ability of any party hereto to pursue and be successful in obtaining remedies for claims based on fraud).

8.9 Governing Law. This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles. Any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Shareholders and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

ALTIRIS, INC.

By:	/s/ GREGORY S. BUTTERFIELD

Name:	Gregory S. Butterfield
Title:	President and Chief Executive Officer

WISE SOLUTIONS, INC.

By:	/s/ JOHN J. MCMILLAN

Name:	John J. McMillan
Title:	President and Chief Executive Officer

SAGE ACQUISITION CORPORATION

By:	/s/ STEPHEN C. ERICKSON

Name:	Stephen C. Erickson
Title:	Vice President and Treasurer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

SHAREHOLDERS’ REPRESENTATIVE

/s/ JOHN J. MCMILLAN

John J. McMillan, as Shareholders’ Representative

SHAREHOLDERS

/s/ JOHN J. MCMILLAN

John J. McMillan

/s/ BRIEN J. WITKOWSKI

Brien J. Witkowski

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Schedule 8.1(kkkkk)

Definition of Special Circumstances

The term “Special Circumstances” shall mean (i) that certain lawsuit styled Installshield Software Technologies, Inc., d/b/a Installshield Software Corporation v. Wise Solutions, Inc., Case No. 03C 4502 (N.D. Ill. Eastern Division), (ii) [*] (iii) [*] or, (iv) [*] provided, however, that for purposes of [*] and [*] of the Agreement, the definition of “Special Circumstances” shall include only clauses (i) and (ii) above.

[*] This provision is the subject of a Confidential Treatment Request.